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August 23, 2005                                             MICHAEL J. MESSAGLIA
                                                     DIRECT DIAL: (317) 238-6249
                                                  E-MAIL: MMESSAGLIA@KDLEGAL.COM


VIA FACSIMILE

United States Securities and Exchange Commission
Division of Corporate Finance
Judiciary Plaza
450 Fifth Street, N.W.
Washington, DC  20549

         Re:      Blue River Bancshares, Inc.
                  Item 4.02 8-K Filed April 20, 2005
                  Form 10-KSB for the fiscal year ended December 31, 2004 Forms 10-QSB for the quarterly periods ended March 31, 2005 and
                   June 30, 2005
                  File No. 000-24501

Ladies and Gentlemen:

         On behalf of our client, Blue River Bancshares, Inc. (the "Company"), we hereby request an extension of time until September 2, 2005, to respond to the comments of the Staff of the Securities and Exchange Commission received August 16, 2005 concerning the above-referenced reports of the Company. If this request for an extension of time is not acceptable, please contact the undersigned at your earliest convenience.

                                         Respectfully,

                                         /s/ Michael J. Messaglia

                                         Michael J. Messaglia